Filed Pursuant to Rule 424(b)(3)
Registration No. 333-196774

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated August 7, 2014)

2,048,179 Shares of Series A Preferred Stock

4,721,428 Shares of Common Stock
(Including 2,048,179 Shares Underlying the Series A Preferred Stock)

This prospectus supplement no. 2 supplements the prospectus, dated August 7, 2014, as previously supplemented by a prospectus supplement no. 1, dated August 14, 2014, relating to the securities listed below that may be offered for sale from time to time by certain selling shareholders identified in “Selling Shareholders” beginning on page 24 of the prospectus who currently own such securities or may acquire such securities upon the conversion or exchange of securities currently held. This prospectus supplement no. 2 should be read in conjunction with the prospectus and prospectus supplement no. 1, which are to be delivered with this prospectus supplement no. 2. If there is any inconsistency between the information in the prospectus,as supplemented by prospectus supplement no. 1, and this prospectus supplement no. 2, you should rely on the information in this prospectus supplement no. 2.

Investing in our securities involves risks. You should carefully consider all of the information set forth in this prospectus supplement no. 2 and the prospectus, as supplemented by prospectus supplement no. 1, including the “Risk Factors“ beginning on page 5 of the prospectus, as well as the risk factors and other information contained in any documents we incorporate by reference into the prospectus, before investing in any of the securities. See “Incorporation of Certain Information by Reference” on page ii of the prospectus.

The prospectus, as supplemented, covers the following securities (collectively, the “Securities”):

•
·2,048,179 shares of our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) (which shares of Series A Preferred Stock will automatically convert into shares of our common stock, par value $0.625 per share, in the hands of a transferee immediately upon a “Permissible Transfer” (as defined in the prospectus)); and

•	4,721,428 shares of our common stock, including 2,048,179 shares issuable upon conversion of 2,048,179 shares of our Series A Preferred Stock.

This prospectus supplement no. 2 is filed for the purpose of including in the prospectus the information contained in the attached current report on Form 8-K, which was filed with the Securities and Exchange Commission on September 16, 2014.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The securities being offered are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is September 17, 2014.